Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos 333-149734, 333-145159, 333-138174, 333-124059, and 333-158993 pertaining to the DexCom, Inc. 2005 Equity Incentive Plan, 2005 Employee Stock Purchase Plan, and 1999 Stock Option Plan, and Form S-3 Nos 333-157024, 333-155391, and 333-143560) of DexCom, Inc. of our report dated March 3, 2009 (except for Note 1, as to which the date is November 4, 2009) with respect to the consolidated financial statements and schedule of DexCom, Inc., for the year ended December 31, 2008, included in the Current Report (Form 8-K) of DexCom, Inc., dated November 4, 2009, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Diego, California

November 4, 2009